Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
Amended and restated CERTIFICATE OF INCORPORATION
OF
chipotle Mexican grill, inc.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Chipotle Mexican Grill, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting the seventh paragraph of Section 1 of Article V thereof and inserting the following in lieu thereof:

"Each director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office."

The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Chipotle Mexican Grill, Inc. has caused this Certificate to be executed by its duly authorized officer on this 13th day of May, 2015.

Chipotle Mexican Grill, Inc.

By: /s/  Montgomery F. Moran

Name:  Montgomery F. Moran

Office:  Co-Chief Executive Officer and Secretary